UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

 FORM 8-K

Current Report
Pursuant to Section 13 or 15 (d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 14, 2014

OCWEN FINANCIAL CORPORATION
(Exact name of registrant as specified in its charter)

Florida	1-13219	65-0039856
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2002 Summit Boulevard, 6th Floor
Atlanta, Georgia 30319
(Address of principal executive offices)

Registrant’s telephone number, including area code: (561) 682-8000

Not applicable.
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On May 14, 2014, the Board of Directors (the “Board”) of Ocwen Financial Corporation (the “Company” or “Ocwen”) appointed Michael R. Bourque, Jr. as Executive Vice President and Chief Financial Officer of Ocwen, effective June 2, 2014.  The Board appointed our Executive Vice President and Chief Financial Officer, John V. Britti, as Executive Vice President and Chief Investment Officer of Ocwen, effective as of June 2, 2014.
Prior to joining Ocwen, Mr. Bourque, age 36, spent fifteen years in various financial leadership positions in the General Electric Company, spanning both GE’s industrial businesses as well as GE Capital.  Most recently, from 2013 to April 2014, Mr. Bourque served as Chief Financial Officer for GE Distributed Power, a business within GE Power & Water.  Prior to that he served in other CFO, financial planning and analysis and internal audit roles at General Electric. Mr. Bourque holds a Bachelor of Arts from the College of the Holy Cross in Worcester, Massachusetts, and a Masters in Business Administration from the Wharton School at the University of Pennsylvania, in Philadelphia, Pennsylvania. There are no family relationships between Mr. Bourque and any of Ocwen’s directors and executive officers.
Pursuant to his employment arrangement, Mr. Bourque will receive an annual base salary of $400,000 and is eligible to participate in the Company’s 1998 Annual Incentive Plan, as amended, with a target incentive bonus opportunity of $400,000, dependent on performance. Mr. Bourque will receive a cash bonus of $100,000, half payable on the date Mr. Bourque relocates to the U.S. Virgin Islands (“USVI”) and half payable on April 28, 2015, the first anniversary of Mr. Bourque’s employment with Ocwen. Mr. Bourque has received the following equity awards under the Company’s 2007 Equity Incentive Plan: (1) 10,000 restricted shares of the Company’s common stock (the “Common Stock”), which vest, subject to certain conditions and limitations, in three equal annual increments commencing on April 28, 2015 and (2) options to purchase 100,000 shares of Common Stock for a purchase price of $37.12 per share (the “Options”), which vest, subject to certain conditions and limitations, as follows: (a) one-fourth of the Options vest in four equal annual increments commencing April 28, 2015, (b) one-half of the Options vest in four equal annual increments commencing on the date as of which the Company’s stock price equals or exceeds $74.24 with a 20% or greater annualized rate of return in the stock price measured from April 28, 2014 and (c) one-fourth of the Options vest in four equal annual increments commencing on the date as of which the Company’s stock price equals or exceeds $111.36 with a 25% or greater annualized rate of return in the stock price measured from April 28, 2014. Mr. Bourque also will be eligible to receive benefits under the USVI Relocation Program at the executive vice president level and participate in the Ocwen Mortgage Servicing, Inc. Amended and Restated 2013 Preferred Stock Plan upon his relocation to the USVI.

Item 5.07	Submission of Matters to a Vote of Security Holders.
The Company held its Annual Meeting of Shareholders on May 14, 2014. Shareholders voted on the four proposals set forth below, which are described in detail in the Company’s proxy statement dated April 22, 2014.
Proposal One: Election of Directors
The Company’s shareholders elected the following nominees for director to serve for one-year terms or until their successors shall be elected and qualified based upon the following votes:

Nominee	For	Withheld	Broker Non-Votes
William C. Erbey	118,651,554	4,196,522	7,413,799
Ronald M. Faris	122,353,563	494,513	7,413,799
Ronald J. Korn	122,060,682	787,394	7,413,799
William H. Lacy	122,187,337	660,739	7,413,799
Wilbur L. Ross, Jr.	89,376,218	33,471,858	7,413,799
Robert A. Salcetti	122,254,061	594,015	7,413,799
Barry N. Wish	112,804,551	10,043,525	7,413,799

Proposal Two: Re-approval of our 1998 Annual Incentive Plan

The Company’s shareholders re-approved the 1998 Annual Incentive Plan based upon the following votes:

For	120,034,550
Against	2,138,638
Abstain	674,888
Broker Non-Votes	7,413,799

Proposal Three: Ratification of Appointment of Independent Registered Public Accounting Firm

The Company’s shareholders ratified the appointment of Deloitte &Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2014, based upon the following votes:

For	128,064,077
Against	2,100,348
Abstain	97,450
There were no broker non-votes for this item.

Proposal Four: Advisory Vote on Named Executive Officer Compensation

The Company’s shareholders approved, on an advisory basis, the compensation of the Company’s named executive officers based upon the following votes:

For	120,232,085
Against	2,165,754
Abstain	450,237
Broker Non-Votes	7,413,799

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

OCWEN FINANCIAL CORPORATION (Registrant)

Date: May 19, 2014	By:	/s/ John V. Britti
John V. Britti
Executive Vice President & Chief Financial Officer
(On behalf of the Registrant and as its principal financial officer)